EXHIBIT 99.1

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                                                                   Press Release
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FOR IMMEDIATE RELEASE
                                                         Contact: Lynda L. Glass
                                                                   (717)338-2257


                                ACNB CORPORATION
                         REPORTS FIRST QUARTER EARNINGS


GETTYSBURG, Pa., May 3---ACNB Corporation reported net income of $2,121,000 for the first quarter of 2004, a decrease of $346,000, or 14%, compared to $2,467,000 over the same period of 2003. Net income on a per share basis amounted to $.39 for the first three months of 2004 and was $.45 a year ago. The decrease in net income for first quarter 2004, as compared to first quarter 2003, can be attributed to balance sheet adjustments in anticipation of rising interest rates later in 2004, expense increases related to employee benefits, and additional expenses for professional services related to compliance with corporate governance legislation.

     Dividends paid to shareholders for the first quarter of 2004 totaled $1,142,000, or $.21 per share. This cash dividend of $.21 per share was paid on March 15, 2004, to shareholders of record on March 1, 2004.

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     Total assets of ACNB Corporation on March 31, 2004, were $866 million a
9% increase in comparison to March 31, 2003. Deposits rose by 8% over the previous year to $653 million. Total loans increased by 10% to $419 million. A 2% rise in equity capital resulted in an aggregate of $73.2 million on March 31, 2004.

     ACNB Corporation is the financial holding company for Adams County National Bank, Gettysburg, PA. Originally founded in 1857, Adams County National Bank serves its marketplace via a network of fifteen retail banking offices located throughout Adams County, PA, and in Dillsburg and Hanover, York County, PA. Farmers National Bank of Newville, a division of Adams County National Bank, operates three retail banking offices in the Newville, Cumberland County, PA, area.
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ACNB #2004-08
May 3, 2004